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                         Angstrom Technologies, Inc.
                                  Exhibit 11
                                  31-Jul-97

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
                                                 Nine Months Ended July 31,          Three Months Ended July 31,
                                                    1997           1996                1997             1996
                                                 --------------------------          ----------------------------
Net income (loss)                                    134,931      (327,758)              (33,898)      (147,013)
Preferred stock dividend requirement                (162,900)     (167,000)              (53,300)       (60,100)
Net income (loss) applicable to
  common stock                                       (27,969)     (494,758)              (87,198)      (207,113)
Average common shares outstanding                 22,737,833    22,441,749            22,942,997     22,441,749
Earnings (loss) per share                              (0.00)        (0.02)                (0.00)         (0.01)

Fully diluted earnings per share:

Net effect of dilutive common share
  equivalents based on the treasury
  stock method                                     4,928,434     4,766,883             4,928,434      4,766,883

Effect of conversion of preferred shares           5,429,200     6,005,140             5,429,200      6,005,140

Shares for fully diluted EPS calculation          33,095,467    33,213,772            33,300,631     33,213,772

Fully diluted earnings (loss) per share                (0.00)        (0.01)                (0.00)         (0.01)
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